Exhibit 10.4

CO-PROMOTION AGREEMENT

This Co-Promotion Agreement (this “Agreement”) is entered into as of March 15, 2020 (the “Effective Date”) by and between AcelRx Pharmaceuticals, Inc., a Delaware corporation, having an address of 351 Galveston Drive, Redwood City, California 94063 (hereinafter referred to as “AcelRx”), and Tetraphase Pharmaceuticals, Inc., a Delaware corporation, having an address of 480 Arsenal Way, Suite 100, Watertown, Massachusetts 02472 (hereinafter referred to as “Tetraphase”). AcelRx and Tetraphase are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, each Party is promoting its own pharmaceutical products in the hospital setting; and

Whereas, each Party has a professional Sales Force (as hereinafter defined); and

Whereas, the Parties desire to enhance their respective marketing of their products in the Territory (as hereinafter defined) by enlisting the support and participation of the other Party’s Sales Force.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1     “AcelRx Patents” shall mean any patent or patent application in the Territory owned or controlled by AcelRx during the term of this Agreement relating to AcelRx Products, including the method of manufacture or the use thereof.

1.2     “AcelRx Product Rights” shall have the meaning ascribed in Section 8.3 hereof.

1.3     “AcelRx Products” shall mean the proprietary pharmaceutical products of AcelRx set forth in Schedule A-1.

1.4     “AcelRx Sales Force” shall mean AcelRx’s sales personnel calling on the Target Audience as set forth in Schedule A-1.

1.5     “AcelRx Trademarks” shall mean the trademarks set forth in Schedule A-1, such marks being owned and registered by AcelRx or an AcelRx Affiliate.

1.6     “Affiliate” of a person or entity shall mean any individual, sole proprietorship, firm, partnership, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such person or entity. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

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1.7     “Agreement” shall have the meaning provided in the preamble.

1.8     “Applicable Laws” shall mean (a) the applicable statutes, ordinances, other laws, rules, codes, orders, decrees of courts and regulations of any Governmental Authority in the Territory that may be in effect from time to time that apply to a Party’s activities or obligations under or in connection with this Agreement, including the FD&C Act, the Prescription Drug Marketing Act of 1987, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Patient Protection and Affordable Care Act (42 U.S.C. § 18001 et seq.), the Antifraud and Abuse Amendment to the Social Security Act, FCPA, HIPAA, Debarment Laws, and all applicable implementing regulations for the foregoing, all as amended from time to time; and (b) applicable guidelines concerning the advertising and promotion of prescription drug products, including the Office of the Inspector General’s Compliance Guidance Program issued in 2003, the American Medical Association (the “AMA”) Guidelines on Gifts to Physicians, the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code on Interactions with Healthcare Professionals, as hereafter amended from time to time (the “PhRMA Code”), the PhRMA Principles on Conduct of Clinical Trials and Communication of Clinical Trial Results, and the standards set forth by the Accreditation Council for Continuing Medical Education (“ACCME”) relating to educating the medical community in the United States (“ACCME Standards”), in each case to the extent applicable to the Parties’ activities hereunder and as may be amended or supplemented from time to time.

1.9     “Calendar Quarter” shall mean each three (3) month period commencing with January 1st, April 1st, July 1st and October 1st and ending, respectively, on the following March 31st, June 30th, September 30th and December 31st.

1.10     “Call” shall mean a visit by a member of the Tetraphase Sales Force or AcelRx Sales Force, as applicable, to a member of the Target Audience.

1.11     “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.12     “Change of Control Party” shall have the meaning ascribed in Section 6.2 hereof.

1.13     “Coordinator” shall have the meaning ascribed in Section 2.1 hereof.

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1.14     “Co-Promotion Period” shall mean the period starting on March 1, 2020 and ending on the earlier of (a) March 1, 2025 or (b) termination of this Agreement pursuant to Article 6.

1.15     “Effective Date” shall have the meaning ascribed in the preamble.

1.1     “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, including the rules and regulations thereunder.

1.16     “FDA” shall mean the United States Food and Drug Administration or any successor entity.

1.17     “FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time.

1.18     “Field” shall mean the treatment of any and all indications for which the applicable Product is approved in humans in the Territory.

1.19     “Governmental Authority” shall mean any federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.20     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

1.21     “Information” shall have the meaning ascribed in Section 10.1 hereof.

1.22     “JMSC” shall mean the Joint Marketing and Sales Committee formed by the Parties to develop marketing strategies and plans for the Products and to coordinate Product marketing and sales activities, as further described in Section 2.2 hereof.

1.23     “Liabilities” shall have the meaning ascribed in Section 9.1 hereof.

1.24     “Marketing Plan” shall have the meaning provided in Section 2.3 hereof.

1.25     “Non-Change of Control Party” shall have the meaning ascribed in Section 6.2 hereof.

1.26     “Pharmacovigilance Agreement” shall have the meaning ascribed in Section 5.1 hereof.

1.27     “Primary Presentation” shall mean a Call during which key product attributes of a Product are verbally promoted and detailed in the first position on such Call; provided, however, that no less than sixty percent (60%) of the substantive portion of the Call shall be dedicated to promotion and detailing of such Product.

1.28     “Product(s)” shall mean the AcelRx Products and the Tetraphase Products.

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1.29     “Product Labeling” shall mean (a) the FDA full prescribing information for the applicable Product, including any required patient information, and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with or for such Product. Product Labeling for AcelRx Products will be referred to as AcelRx Product(s) Labeling, and Product Labeling for Tetraphase Products will be referred to as Tetraphase Product(s) Labeling.

1.30     “Product Party” shall mean, with respect to any AcelRx Product, AcelRx, and, with respect to any Tetraphase Product, Tetraphase.

1.31    “Promotional Materials” shall mean sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including but not limited to journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, and broadcast advertisements, in each case created by the Product Party or on its behalf and used or intended for use by the Parties in connection with the co-promotion of the applicable Product to the Target Audience in the Field hereunder, but excluding any Product Labeling.

1.32     “Regulatory Approvals” shall mean any approvals (including, but not limited to, NDA approval, labeling, pricing and reimbursement approvals), product, biologic and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, importation, export, transport or sale of Products in the Territory.

1.33     “Sales Force” shall mean the AcelRx Sales Force and the Tetraphase Sales Force.

1.34     “Secondary Presentation” shall mean a Call during which key product attributes of a Product are verbally promoted and detailed in the second position on such Call.

1.35     “Target Audience” shall mean the appropriate health care provider that may be a user or purchaser of a Product at an institution identified in the applicable Marketing Plan or otherwise approved by the JMSC (such institution being a “Target Institution”).

1.36     “Territory” shall mean the United States and its territories and possessions.

1.37     “Tetraphase Patents” shall mean any patent or patent application in the Territory owned or controlled by Tetraphase during the term of this Agreement relating to Tetraphase Products, including the method of manufacture or the use thereof.

1.38     “Tetraphase Product Rights” shall have the meaning ascribed in Section 8.3 hereof.

1.39     “Tetraphase Products” shall mean the proprietary pharmaceutical products of Tetraphase set forth in Schedule A-2.

1.40     “Tetraphase Sales Force” shall mean Tetraphase’s sales personnel calling on the Target Audience as set forth in Schedule A-2.

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1.41     “Tetraphase Trademarks” shall mean the trademarks set forth in Schedule A-2, such marks being owned and registered by Tetraphase or a Tetraphase Affiliate.

1.42     “Third Party” shall mean any entity other than AcelRx or Tetraphase or an Affiliate of AcelRx or Tetraphase.

2.	Scope; Management

It is the objective of the Parties to promote and detail the Products to the Target Audience during the Co-Promotion Period. To achieve this, the Parties agree as follows:

2.1     Coordinators. The Parties shall each appoint an authorized representative (“Coordinator”) with whom communications between the Parties relating to marketing and sales of the Products will be directed. Each Party will notify the other as to the name of the individual so appointed. Each Party may replace its Coordinator at any time, upon written notice to the other Party.

2.2     Management. The Parties shall establish a Joint Marketing and Sales Committee consisting of three (3) representatives of each Party to discuss and coordinate the promotion and detailing of the Products by the Sales Force to the Target Audience. An alternate member designated by a Party may serve temporarily in the absence of a permanent member designated by such Party. No business shall be transacted at any meeting of the JMSC unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall be at least four (4) members present or by their alternate, two (2) of whom must be a representative appointed by AcelRx and two (2) of whom must be a representative appointed by Tetraphase. Subject to Section 2.3, actions by the JMSC pursuant to this Agreement shall be taken through the mutual agreement of the representatives of both Parties on the JMSC. Each Party shall designate one of its representatives to the JMSC as a Co-Chair of the JMSC. Each Co-Chair of the JMSC will be responsible for coordinating (with the other Co-Chair) the agenda for and preparing the minutes of alternating meetings of the JMSC and for speaking on behalf of his/her constituent Party (i.e., subject to Section 2.3, the approval of a matter by the JMSC shall require the affirmative vote of both Co-Chairs) for purposes of making decisions hereunder. Each Party shall bear its own costs of participating in the JMSC.

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2.3     Marketing Plan and Compensation Plan. The JMSC shall develop and approve a plan for promotion and detailing of each Product to the Target Audience by the Sales Force (each a “Marketing Plan”); provided, however, that if the JMSC fails to approve a proposed Marketing Plan, then, so long as such Marketing Plan is compliant with the parameters set forth in Schedule B, if such Marketing Plan is for a Tetraphase Product, Tetraphase shall have final decision making with respect thereto, and, if such Marketing Plan is for an AcelRx Product, AcelRX shall have final decision making with respect thereto; and provided, further that in no event shall a Party be required hereunder to conduct any activities under a Marketing Plan that has not been approved by the JMSC other than those activities that are compliant with the parameters set forth in Schedule B. Each Marketing Plan shall (subject to extension if the Parties agree to extend the Co-Promotion Period) be a plan that includes a comprehensive marketing, promotion and sales strategy for each applicable Product to the Target Audience during the Co-Promotion Period; provided, however, that each Marketing Plan shall be subject to the parameters set forth in Schedule B. Each Party shall be responsible for implementing the activities assigned to such Party in the applicable Marketing Plan (although neither Party warrants the success of the Marketing Plan). In connection with the generation of the Marketing Plans that are submitted to the JMSC, AcelRx shall be responsible for developing the marketing strategies and tactics, including but not limited to the detailing strategies, for the AcelRx Products set forth in the Marketing Plan for AcelRx Products, and Tetraphase shall be responsible for developing the marketing strategies and tactics, including but not limited to the detailing strategies, for the Tetraphase Products set forth in the Marketing Plan for Tetraphase Products; provided, however, that such marketing strategies and tactics shall not require the other Party to assume responsibility for activities in excess of the amounts set forth in Schedule B; provided, however, that in no event shall either Party be required by the other Party or the JMSC to implement any Marketing Plan or engage in any activity hereunder which is in violation of any Applicable Law or written policy of such Party. The JMSC shall also develop and approve an annual compensation plan for each Sales Force (each a “Compensation Plan”) that sets forth the management and business objectives for the Sales Force and the sales incentives for cartons sold of the Products on a quarterly basis, beginning July 1, 2020.

2.4     Meetings of the JMSC.

(a)     The JMSC shall hold meetings at such times and places as shall be determined by the Co-Chairs of the JMSC, but in no event shall such meetings be held less frequently than once every month; provided, however, that in the event of a Change of Control of a Party, the Non-Change of Control Party will have the right to request bi-weekly meetings of the JMSC;

(b)     The JMSC may conduct meetings in person or by telephone or video conference or other means, provided that any decision made during a telephone conference meeting is evidenced in writing signed by the Co-Chairs of the JMSC;

(c)     By mutual consent of the Co-Chairs of the JMSC, such consent not to be unreasonably withheld, either Party may invite other personnel of its organization to attend appropriate meetings of the JMSC;

(d)     The JMSC shall keep minutes reflecting actions taken at meetings;

(e)     The JMSC may act without a meeting if prior to such action the JMSC members agree regarding such action and a written consent thereto is signed by the Co-Chairs of the JMSC; and

(f)     The JMSC may amend or expand upon the foregoing procedures for its internal operations by mutual consent of the Co-Chairs of the JMSC.

2.5     Limitations of JMSC Powers. The JMSC shall not have any power to amend this Agreement or bind or incur liability on behalf of either Party hereto without such Party’s express prior written authorization, and shall have only such powers as are specifically delegated to them hereunder.

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2.6     Authority to Call Meetings. Notwithstanding the regular meeting schedule of the JMSC, a meeting of the JMSC may be called by either Party on ten (10) days’ written notice to the other, unless such notice is waived by the other Party. In the event of any meeting called pursuant to a notice under this Section 2.6, the Party calling the meeting shall provide an agenda for the meeting together with the information that such Party believes is relevant for the items to be discussed. Neither Party shall call more than two (2) additional meetings per Calendar Quarter for the JMSC under this Section 2.6 without the other Party’s consent. The Party not calling the meeting under this Section 2.6 shall select the location for the meeting, subject to Section 2.4(b).

3.	Promotion Of Products

3.1     AcelRx Products. During the Co-Promotion Period and subject to the terms and conditions of this Agreement, AcelRx hereby appoints Tetraphase to promote and detail AcelRx Products to the Target Audience in accordance with the Marketing Plan for the AcelRx Products.

3.2     Tetraphase Products. During the Co-Promotion Period and subject to the terms and conditions of this Agreement, Tetraphase hereby appoints AcelRx to promote and detail Tetraphase Products to the Target Audience in accordance with the Marketing Plan for the Tetraphase Products.

3.3     Promotion Efforts. During the Co-Promotion Period and subject to the terms and conditions of this Agreement, each Party shall deploy its Sales Force to promote and detail the Products to the Target Audience in the Field in accordance with the applicable Marketing Plan. In this regard, each Party will provide a Sales Force for detailing and promoting the Products. In particular, each Party shall be responsible for the following:

(a)     Each Party shall supervise, train and maintain such competent and qualified sales representatives as may be required to promote and detail the Products as provided herein and in the applicable Marketing Plan, such training to include participating in an in-person training session of approximately three (3) days to commence on or about March 23, 2020 to be held jointly by the Parties and the cost of such in-person meeting to be shared equally by the Parties. It is also agreed to that each member of the AcelRx Sales Force shall perform at home training for the Tetraphase Products for approximately two weeks at half-day training sessions and each member of the Tetraphase Sales Force shall perform at home training for the AcelRx Products for approximately two weeks at half-day training sessions. The contents of such training shall be reviewed and approved by the JMSC. Moreover, each member of the Sales Force shall satisfactorily complete a reasonable proficiency examination with respect to each Product. If any member of the Sales Force cannot satisfactorily complete a proficiency examination after the second attempt, the issue shall be raised with the JMSC for consideration and determination of an appropriate course of action.

(b)     Each Party shall in all material respects conform its practices and procedures relating to the marketing, detailing and promotion of the Products to the Target Audience in the Field to all Applicable Laws, and shall promptly notify the other Party of and provide the other Party with a copy of any correspondence or other reports with respect to the marketing, detailing and promotion of Products submitted to or received from the U.S. Department of Health and Human Services or its components (including the FDA and the Office of the Inspector General), PhRMA or the AMA relating to such laws, regulations and guidelines.

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(c)     Each Party shall in all material respects conform its practices and procedures relating to educating the medical community in the United States with respect to the Products to the ACCME Standards and any applicable FDA regulations or guidelines, as the same may be amended from time to time, and promptly notify the other Party of and provide the other Party with a copy of any correspondence or other reports submitted to or received from the ACCME with respect to the Products relating to the ACCME Standards or such FDA regulations.

(d)     At AcelRx’s reasonable request, Tetraphase shall provide AcelRx with copies of any written communications disseminated by Tetraphase generally to the Tetraphase Sales Force in the Territory relating to marketing, detailing and promotion of Tetraphase Products. At Tetraphase’s reasonable request, AcelRx shall provide Tetraphase with copies of any written communications disseminated by AcelRx generally to the AcelRx Sales Force in the Territory relating to marketing, detailing and promotion of AcelRx Products. The AcelRx Sales Force shall only use only promotional materials approved by Tetraphase with respect to the Tetraphase Products. The Tetraphase Sales Force shall use only promotional materials approved by AcelRx with respect to the AcelRx Products.

(e)     In connection with the promotion and detailing of AcelRx Products hereunder, Tetraphase and the Tetraphase Sales Force shall make no statement, representation or warranty, oral or written, to Third Parties, concerning AcelRx Products that is inconsistent with, or contrary to, the AcelRx Products Labeling or AcelRx Promotional Materials. In connection with the promotion and detailing of Tetraphase Products hereunder, AcelRx and the AcelRx Sales Force shall make no statement, representation or warranty, oral or written, to Third Parties, concerning Tetraphase Products that is inconsistent with, or contrary to, the Tetraphase Products Labeling or Tetraphase Promotional Materials.

(f)     Each Party shall in all material respects conform its practices and procedures relating to sampling in the Territory to sampling practices and procedures in compliance with the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time.

3.4     Detailing Requirements. Tetraphase hereby agrees that each member of the Tetraphase Sales Force shall use reasonable efforts to (i) conduct at least forty (40) Calls per month with at least twenty (20) of these Calls including AcelRx Products as the Primary Presentation and at least twenty (20) of these Calls including AcelRx Products as the Secondary Presentation and (ii) conduct Calls at at least ten (10) separate Target Institutions per month. AcelRx hereby agrees that each member of the AcelRx Sales Force shall use reasonable efforts to (i) conduct at least forty (40) Calls per month with at least twenty (20) of these Calls including Tetraphase Products as the Primary Presentation and at least twenty (20) of these Calls including Tetraphase Products as the Secondary Presentation and (ii) conduct Calls at at least ten (10) separate Target Institutions per month. Notwithstanding the foregoing, the monthly requirements for a member of a Sales Force shall be subject to adjustment to the extent that such member takes paid time off and does not work at least 20 days during such month (for clarity, a Sales Force member who works fifteen (15) days during a month shall only be required to conduct at least thirty (30) Calls during such month with at least fifteen (15) of these Calls being required to be a Primary Presentation and at least fifteen (15) of these Calls being required to be a Secondary Presentation and to conduct Calls at at least five (5) separate Target Institutions during such month).

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3.5     Expenses. Subject to the terms and conditions of this Agreement, during the Co-Promotion Period, each Party will bear any costs and expenses incurred by such Party in the conduct of activities under this Agreement. Any promotional programs, including, but not limited to, speaker programs, dinner programs, lunch programs, or the like, shall be funded, hosted and presented by Tetraphase marketing personnel if related to the Tetraphase Products. Any promotional programs, including, but not limited to, speaker programs, dinner programs, lunch programs, or the like, shall be funded, hosted and presented by AcelRx marketing personnel if related to the AcelRx Products. The Parties further agree that no such programs may be held under this Agreement prior to April 1, 2020.

3.6     Sales Force. Tetraphase shall not permit any of the Tetraphase Sales Force to promote AcelRx Products unless such sales personnel have been fully trained and qualified in accordance with Section 3.3(a). Tetraphase shall be responsible for the compliance of the Tetraphase Sales Force with all relevant terms of this Agreement and each Marketing Plan. AcelRx shall not permit any of the AcelRx Sales Force to promote Tetraphase Products unless such sales personnel have been fully trained and qualified in accordance with Section 3.3(a). AcelRx shall be responsible for the compliance of the AcelRx Sales Force with all relevant terms of this Agreement and each Marketing Plan.

3.7     Proprietary Rights in Products and Promotional Materials. Neither Party will have nor represent that it has any control or proprietary or property interests in the other Party’s Products. Nothing contained herein shall be deemed to grant either Party, either expressly or by implication, a license or other right or interest in any patent, trademark, copyright or other similar property of the other Party except as may be necessary for such Party to promote and detail Products as provided for in this Agreement.

3.8     Promotional Materials.

(a)     During the Co-Promotion Period, AcelRx shall create and develop, and shall provide to Tetraphase, such AcelRx Promotional Materials relating to AcelRx Products as are determined by AcelRx, in its sole discretion, to be necessary under the applicable Marketing Plan for distribution to the Target Audience in the Field, it being understood that the costs thereof shall be borne by AcelRx hereunder. The Parties shall establish a tracking system or utilize AcelRx’s tracking system (if appropriate and mutually agreed) for AcelRx Promotional Materials to ensure that all such AcelRx Promotional Materials are accurately tracked and submitted to the FDA as required by Applicable Laws. AcelRx will file all AcelRx Promotional Materials for AcelRx Products with the FDA if and as required by FDA regulations.

(b)     Other than with the prior written consent of AcelRx, Tetraphase shall not create or develop sales, promotional or other similar materials relating to AcelRx Products for distribution to Third Parties. Tetraphase shall distribute AcelRx Promotional Materials in accordance with the applicable Marketing Plan and with the terms of this Agreement. In no event shall AcelRx be required to distribute any AcelRx Promotional Materials which contains a reference to Tetraphase or any Tetraphase product, but AcelRx may identify Tetraphase’s involvement in the promotion of AcelRx Products therein if AcelRx, in its sole discretion, deems it appropriate to do so.

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(c)     AcelRx shall own all right, title and interest in and to the AcelRx Promotional Materials for AcelRx Products, including all copyrights appurtenant thereto but excluding any rights in or to the Tetraphase Trademarks. AcelRx hereby grants to Tetraphase the right, during the Co-Promotion Period and subject to the terms and conditions of this Agreement, to use AcelRx Promotional Materials in connection with its promotion of AcelRx Products hereunder.

(d)     During the Co-Promotion Period, Tetraphase shall create and develop, and shall provide to AcelRx, such Tetraphase Promotional Materials relating to Tetraphase Products as are determined by Tetraphase, in its sole discretion, to be necessary under the applicable Marketing Plan for distribution to the Target Audience in the Field, it being understood that the costs thereof shall be borne by Tetraphase hereunder. The Parties shall establish a tracking system or utilize Tetraphase’s tracking system (if appropriate and mutually agreed) for Tetraphase Promotional Materials to ensure that all such Tetraphase Promotional Materials are accurately tracked and submitted to the FDA as required by Applicable Laws. Tetraphase will file all Tetraphase Promotional Materials for Tetraphase Products with the FDA if and as required by FDA regulations.

(e)     Other than with the prior written consent of Tetraphase, AcelRx shall not create or develop sales, promotional or other similar materials relating to Tetraphase Products for distribution to Third Parties. AcelRx shall distribute Tetraphase Promotional Materials in accordance with the applicable Marketing Plan and with the terms of this Agreement. In no event shall Tetraphase be required to distribute any Tetraphase Promotional Material which contains a reference to AcelRx or any AcelRx product, but Tetraphase may identify AcelRx’s involvement in the promotion of Tetraphase Products therein if Tetraphase, in its sole discretion, deems it appropriate to do so.

(f)     Tetraphase shall own all right, title and interest in and to the Tetraphase Promotional Materials for Tetraphase Products, including all copyrights appurtenant thereto but excluding any rights in or to the AcelRx Trademarks. Tetraphase hereby grants to AcelRx the right, during the Co-Promotion Period and subject to the terms and conditions of this Agreement, to use Tetraphase Promotional Materials in connection with its promotion of Tetraphase Products hereunder.

3.9     Sales and Distribution; Recalls. Each Party shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions with respect to its Products as it would normally take in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to market such Products in the Territory, including, without limitation, the following:

(a)     Manufacturing (if applicable) and distributing its Products in the Territory;

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(b)     booking sales and distribution of such Products hereunder and performance of related services. If Tetraphase receives any orders for AcelRx Products in the Territory during the Co-Promotion Period, it shall promptly refer such orders to AcelRx, and, if AcelRx receives any orders for Tetraphase Products in the Territory during the Co-Promotion Period, it shall promptly refer such orders to Tetraphase;

(c)     handling all aspects of order processing, invoicing and collection, inventory and receivables;

(d)     ensuring that sufficient stock of its Products will be available in its inventory to promptly fill orders to the Target Audience in the Field, subject to Section 11.8;

(e)     providing customer support, including handling medical queries, and performing other functions consistent with consumer practice for prescription pharmaceuticals and with the applicable Marketing Plan;

(f)     responding to product and medical complaints relating to its Products;

(g)     handling all returns of its Products. If any AcelRx Product is returned to Tetraphase, it shall be shipped to AcelRx’s nearest facility, with any reasonable or authorized shipping or other documented direct cost to be paid by AcelRx. Tetraphase, if requested by AcelRx, shall advise the customer who made the return that the AcelRx Product has been returned to AcelRx. If any Tetraphase Product is returned to AcelRx, it shall be shipped to Tetraphase’s nearest facility, with any reasonable or authorized shipping or other documented direct cost to be paid by Tetraphase. AcelRx, if requested by Tetraphase, shall advise the customer who made the return that the Tetraphase Product has been returned to Tetraphase;

(h)     handling all voluntary recalls and market withdrawals of its Products. Each Party will make available to the other Party, upon request, all of such Party’s pertinent records which the other Party may reasonably request to assist it in effecting any recall or market withdrawals. Any and all reasonable and documented costs and expenses incurred by a Party in the conduct of any such recall or market withdrawal of a Product shall be reimbursed by the Product Party, except to the extent such recall or market withdrawal was the result of the failure of the other Party to comply with its obligations under this Agreement;

(i)     communicating with any governmental agencies and satisfying their requirements regarding Regulatory Approvals of its Products in the Territory; provided a Party may communicate directly with a governmental agency which has contacted such Party in connection with its detailing activities hereunder (and if a Party is so contacted with respect to its detailing activities regarding the other Party’s Product hereunder, such Party shall to the extent such Party is legally permitted to do so notify and consult with such other Party regarding such communication with such governmental agency); and

(j)     reporting adverse reaction reports for its Products to U.S. regulatory authorities as required by applicable U.S. law or regulation.

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Notwithstanding the applicable Marketing Plan or any other provision herein to the contrary, each Product Party shall have the sole right and responsibility for establishing and modifying the terms and conditions with respect to the sale of its Products, including, without limitation, the price at which its Products will be sold, any discounts attributable to payments on receivables and distribution of its Products. In addition, notwithstanding any other provision herein to the contrary, each Product Party and its Affiliates shall at all times retain the right to promote and detail its Products in the Territory using their respective Sales Forces in any manner that is not inconsistent with the Marketing Plan therefor.

4.	Trademarks

4.1     Labeling; Ownership of Trademarks for AcelRx Products. When packaged, all quantities of AcelRx Products distributed by AcelRx to the Target Audience will bear the applicable AcelRx Trademarks (or such other trademarks determined by AcelRx) and the AcelRx Product Labeling only. In addition, all AcelRx Promotional Materials shall feature the applicable AcelRx Trademarks (or such other trademarks determined by AcelRx). The ownership and use of the AcelRx Trademarks shall be governed by the following provisions:

(a)     AcelRx or an Affiliate of AcelRx shall retain the ownership of the entire right, title and interest in and to the AcelRx Trademarks.

(b)     AcelRx shall, at its cost and expense, file (to the extent necessary) in the Territory and endeavor in good faith to obtain the registration of the AcelRx Trademarks in the Territory, and, when registered, thereafter maintain the AcelRx Trademarks in the Territory. Tetraphase agrees that in using AcelRx Trademarks in its activities under this Agreement it will not represent in any way that it has any right or title to the ownership of the AcelRx Trademarks or the registration thereof, and the registration will remain in the ownership of AcelRx. Such AcelRx Trademarks will be used by Tetraphase on behalf of, and in the interest of, AcelRx, and Tetraphase will first obtain the written approval of AcelRx of the form and manner in which the AcelRx Trademarks will be used upon, in connection with, or in relation to materials other than AcelRx Promotional Materials as may be permitted by this Agreement.

(c)     Tetraphase recognizes AcelRx’s title in and to the AcelRx Trademarks and to the registration thereof, and will not, at any time, do or authorize any act or thing that will in any way impair the rights of AcelRx in and to the AcelRx Trademarks and the registration thereof. Wherever the AcelRx Trademarks are used (e.g., on any package, label or advertisement), the first or most prominent use shall always be accompanied by a legend acceptable to AcelRx indicating that the applicable AcelRx Trademark is a registered trademark of AcelRx and the AcelRx Trademarks are licensed to Tetraphase by AcelRx. In the event that Tetraphase, either directly or indirectly, challenges the title of AcelRx to any AcelRx Trademark or the validity of such registration obtained by AcelRx for the same, and Tetraphase fails to withdraw such challenge within one (1) month of receipt of AcelRx’s written request therefor, AcelRx shall have the right to immediately terminate this Agreement. For clarity, such termination shall constitute a termination for material breach but shall not be subject to further cure under Section 6.4.

(d)     Tetraphase shall, upon AcelRx’s request, and at AcelRx’s expense, reasonably assist AcelRx in any action reasonably necessary or desirable to protect the AcelRx Trademarks used or proposed to be used hereunder. Tetraphase shall as soon as practicable notify AcelRx of any apparent infringement by a Third Party of any of the AcelRx Trademarks.

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(e)     After discussion and upon notice and demand from AcelRx, Tetraphase shall immediately discontinue the use of any of the AcelRx Trademarks upon notice from a Third Party that such use is or is alleged to be an infringement of such Third Party’s trademark rights, unless Tetraphase determines that it does not wish to discontinue use of any of the AcelRx Trademarks, in which case all liability of AcelRx, Tetraphase and their respective Affiliates arising out of Tetraphase’s use of any such AcelRx Trademark after such notice shall be borne by Tetraphase. In the event of any such Third Party notice, request by AcelRx to discontinue the use of an AcelRx Trademark and subsequent discontinuance by Tetraphase, AcelRx shall select a new AcelRx Trademark to be used with such AcelRx Product and shall promptly notify Tetraphase in writing of such selection.

4.2     Labeling; Ownership of Trademarks for Tetraphase Products. When packaged, all quantities of Tetraphase Products distributed by Tetraphase to the Target Audience will bear the applicable Tetraphase Trademarks (or such other trademarks determined by Tetraphase) and the Tetraphase Product Labeling only . In addition, all Tetraphase Promotional Materials shall feature the applicable Tetraphase Trademarks (or such other trademarks determined by Tetraphase). The ownership and use of the Tetraphase Trademarks shall be governed by the following provisions:

(a)     Tetraphase or an Affiliate of Tetraphase shall retain the ownership of the entire right, title and interest in and to the Tetraphase Trademarks.

(b)     Tetraphase shall, at its cost and expense, file (to the extent necessary) in the Territory and endeavor in good faith to obtain the registration of the Tetraphase Trademarks in the Territory, and, when registered, thereafter maintain the Tetraphase Trademarks in the Territory. AcelRx agrees that in using Tetraphase Trademarks in its activities under this Agreement it will not represent in any way that it has any right or title to the ownership of the Tetraphase Trademarks or the registration thereof, and the registration will remain in the ownership of Tetraphase. Such Tetraphase Trademarks will be used by AcelRx on behalf of, and in the interest of, Tetraphase, and AcelRx will first obtain the written approval of Tetraphase of the form and manner in which the Tetraphase Trademarks will be used upon, in connection with, or in relation to materials other than Tetraphase Promotional Materials as may be permitted by this Agreement.

(c)     AcelRx recognizes Tetraphase’s title in and to the Tetraphase Trademarks and to the registration thereof, and will not, at any time, do or authorize any act or thing that will in any way impair the rights of Tetraphase in and to the Tetraphase Trademarks and the registration thereof. Wherever the Tetraphase Trademarks are used (e.g., on any package, label or advertisement), the first or most prominent use shall always be accompanied by a legend acceptable to Tetraphase indicating that the applicable Tetraphase Trademark is a registered trademark of Tetraphase and the Tetraphase Trademarks are licensed to AcelRx by Tetraphase. In the event that AcelRx, either directly or indirectly, challenges the title of Tetraphase to any Tetraphase Trademark or the validity of such registration obtained by Tetraphase for the same, and AcelRx fails to withdraw such challenge within one (1) month of receipt of Tetraphase’s written request therefor, Tetraphase shall have the right to immediately terminate this Agreement. For clarity, such termination shall constitute a termination for material breach but shall not be subject to further cure under Section 6.4.

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(d)     AcelRx shall, upon Tetraphase’s request, and at Tetraphase’s expense, reasonably assist Tetraphase in any action reasonably necessary or desirable to protect the Tetraphase Trademarks used or proposed to be used hereunder. AcelRx shall as soon as practicable notify Tetraphase of any apparent infringement by a Third Party of any of the Tetraphase Trademarks.

(e)     After discussion and upon notice and demand from Tetraphase, AcelRx shall immediately discontinue the use of any of the Tetraphase Trademarks upon notice from a Third Party that such use is or is alleged to be an infringement of such Third Party’s trademark rights, unless AcelRx determines that it does not wish to discontinue use of any of the Tetraphase Trademarks, in which case all liability of Tetraphase, AcelRx and their respective Affiliates arising out of AcelRx’s use of any such Tetraphase Trademark after such notice shall be borne by AcelRx. In the event of any such Third Party notice, request by Tetraphase to discontinue the use of an Tetraphase Trademark and subsequent discontinuance by AcelRx, Tetraphase shall select a new Tetraphase Trademark to be used with such Tetraphase Product and shall promptly notify AcelRx in writing of such selection.

5.	Operating Procedures

5.1     Exchange of Information.

(a)     Each Party shall use reasonable efforts to provide the other Party with such information as the other Party may reasonably require and request during the Co-Promotion Period in order to support the promotion and sales effort for the Products.

(b)     During the Co-Promotion Period and subject to any other provision of this Agreement, each Party will use reasonable efforts to provide the other with all information relevant to the detailing and promotion of the Products to the Target Audience in the Field within a reasonable time after such information becomes known to the Party, provided such information is not received from an independent Third Party under a secrecy obligation. In addition, AcelRx shall use reasonable efforts to provide the Tetraphase Sales Force the same information at substantially the same time with respect to AcelRx Products in the Field it as does the AcelRx Sales Force dedicated to the Target Audience in the Field, and Tetraphase shall use reasonable efforts to provide the AcelRx Sales Force the same information at substantially the same time with respect to Tetraphase Products in the Field as it does the Tetraphase Sales Force dedicated to the Target Audience in the Field. The Parties agree that the actual information to be provided by each Party under this Section 5.1(b) shall ultimately be determined by the JMSC and that any additional costs borne by either Party in order to comply with this Section 5.1(b) shall be shared equally by the Parties.

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(c)     The Parties’ obligations with respect to exchanging and reporting adverse events and other safety information relating to the Products will be set forth in a pharmacovigilance agreement to be entered into between the Parties no later than fifteen (15) days after the Effective Date (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall provide for an adverse event database for the Products in the Territory to be maintained by the applicable Product Party at such Product Party’s expense. The Product Party shall be responsible for preparing and filing with regulatory authorities in the Territory all adverse event reports and responses to safety issues and requests of regulatory authorities relating to its Products in the Territory, and for reporting quality complaints, adverse events and safety data related to its Products to the other Party. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its controlled Affiliates to comply with such obligations.

5.2     Voluntary Product Recalls. If either Party believes that a voluntary recall or market withdrawal of a Product is necessary, such Party shall notify the other Party within forty-eight (48) hours of its determination and if the Product Party so determines both Parties shall cooperate to allow such recall or market withdrawal to occur under the direction of the Product Party (as set forth in Section 3.9). In the event of a dispute about whether to recall a Product, the Product Party shall have the final authority with respect to such matters, which authority shall be exercised reasonably and in good faith and subject to Section 3.9.

5.3     Regulatory Obligations. The Product Party shall be solely responsible for all activities in connection with the Regulatory Approvals for its Products in the Territory, including without limitation communicating and preparing and filing all reports (including without limitation adverse drug experience reports) with the FDA. The non-Product Party agrees to cooperate with the Product Party as requested, at the Product Party’s expense, in preparing and filing all such reports. The Product Party shall pay all fees associated with obtaining and maintaining the Regulatory Approvals including, without limitation, any establishment license fees of such Product Party or Third Parties which must be paid with respect to facilities used in the manufacture of its Products.

6.	Term Of Agreement And Termination

6.1     Term. The term of this Agreement shall commence on the Effective Date and continue until the end of the Co-Promotion Period.

6.2     Change of Control. In the event a Party undergoes a Change of Control (the “Change of Control Party”), the Change of Control Party will provide written notice thereof promptly upon the consummation of such Change of Control to the other Party (the “Non-Change of Control Party”). Upon consummation of a Change of Control, the Non-Change of Control Party shall have the right to terminate this Agreement effective upon one (1) month prior written notice to the Change of Control Party.

6.3     Voluntary Termination. Either Party shall have the right to terminate this Agreement for any reason or no reason effective upon fifteen (15) months prior written notice to the other Party.

6.4     Termination for Material Breach. Either Party shall have the right to terminate this Agreement by written notice to the other Party in the event that the other shall commit any material breach of this Agreement and shall fail to remedy same within ninety (90) days after being called upon in writing to do so (or immediately due to a breach by the Change of Control Party of its obligations under Section 2.3 or Section 3.4).

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6.5     Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement effective upon written notice to the other Party in the event the non-notifying Party becomes insolvent or makes an assignment for the benefit of creditors, or in the event bankruptcy or insolvency proceedings are instituted against the non-notifying Party or on the non-notifying Party’s behalf, provided that in the event such proceedings are instituted against the non-notifying Party by a Third Party, such termination right shall not become effective until such involuntary proceedings have continued for a period of forty-five (45) days without having been dismissed.

6.6     Other Termination Rights. Tetraphase shall have the right to terminate this Agreement, effective upon written notice to AcelRx in the event that (a) the manufacture, use or sale of the AcelRx Product infringes or is claimed to infringe the proprietary intellectual property rights of a Third Party, (b) its activities hereunder with respect to the AcelRx Product are in violation of any Applicable Law, or (c) the AcelRx Product is unreasonably unsafe or dangerous. AcelRx shall have the right to terminate this Agreement, effective upon written notice to Tetraphase in the event that (a) the manufacture, use or sale of the Tetraphase Product infringes or is claimed to infringe the proprietary intellectual property rights of a Third Party, (b) its activities hereunder with respect to the Tetraphase Product are in violation of any Applicable Law, or (c) the Tetraphase Product is unreasonably unsafe or dangerous.

6.7     Reversion of Rights Upon Termination or Expiration. Upon any termination or expiry of this Agreement pursuant to this Article 6, for whatever reason, then, in any such case, (a) all of Tetraphase’s rights hereunder regarding AcelRx Products and the use of the AcelRx Trademarks and the AcelRx Promotional Materials for AcelRx Products shall automatically terminate, effective as of such time, and Tetraphase shall have no further rights thereto; and (b) all of AcelRx’s rights hereunder regarding Tetraphase Products and the use of the Tetraphase Trademarks and the Tetraphase Promotional Materials for Tetraphase Products shall automatically terminate, effective as of such time, and AcelRx shall have no further rights thereto.

6.8     Effect of Termination. Termination of this Agreement in whole or in part shall not relieve the Parties of any amounts owing between them or their obligations hereunder with respect to limiting disclosure and use of Confidential Information. Without limiting the foregoing, the provisions of Sections 3.7, 6.7, 6.9, 6.10 (but only to the extent such consummation of such Change of Control occurs prior to the effective date of termination of this Agreement), 7.5, 7.6, 8.1, and this Section 6.8 and Articles 1, 9, 10 and 11 of this Agreement shall survive the expiration or termination of this Agreement. Upon termination or expiration hereof, Tetraphase shall promptly return to AcelRx all AcelRx Promotional Materials then in the possession of Tetraphase, its Affiliates and any of their respective sales representatives, and, AcelRx shall promptly return to Tetraphase all Tetraphase Promotional Materials then in the possession of AcelRx, its Affiliates and any of their respective sales representatives.

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6.9     Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

6.10     Breach Following Change of Control. In the event that following a Change of Control of a Party, the Non-Change of Control Party terminates this Agreement under Section 6.4 due to a breach by the Change of Control Party of its obligations under Section 2.3 or Section 3.4, then following such termination, the Change of Control Party will pay to the Non-Change of Control Party a ten percent (10%) royalty on net sales (as determined in accordance with GAAP) of the Change of Control Party’s Products in the Territory during the period commencing upon such termination and ending on the last day of the fifth full Calendar Quarter following the date of such termination. Such royalty shall be paid on a quarterly basis within forty-five (45) days of the end of each Calendar Quarter during the royalty payment period.

6.11     Audit Rights. Following a Change of Control of a Party, the Non-Change of Control Party will have the right twice annually at its own expense to have an independent, certified public accountant, selected by the Non-Change of Control Party and reasonably acceptable to the Change of Control Party, review any such records of the Change of Control Party in the location(s) where such records are maintained by the other Party upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the compliance by the Change of Control Party with its obligations under Section 2.3, the Sales Force of the Change of Control Party with its obligations under Section 3.4, and the payments made under Section 6.10, in each case within the prior twelve (12) month period. If the review of such records reveals that the Change of Control Party has failed to comply with its obligations under Section 2.3, the Sales Force of the Change of Control Party has failed to comply with its obligations under Section 3.4, or that the Change of Control Party has failed to accurately report information pursuant to Section 6.10, then the Change of Control Party shall promptly pay to the Non-Change of Control Party any resulting amounts due under Section 6.10. If he Change of Control Party has failed to comply with its obligations under Section 2.3, the Sales Force of the Change of Control Party has failed to comply with Section 3.4, or the royalty payments due for a period are greater than one hundred five percent (105%) of the amounts reported as due for a Calendar Quarter under Section 6.10, the Change of Control Party shall pay all of the costs of such review.

7.	Representations And Warranties; Covenant.

7.1     Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

(a)     such Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (ii) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of Applicable Law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement;

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(b)     this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Each Party expressly represents and warrants that it has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby; and

(c)     it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement.

7.2     AcelRx Representations and Warranties. AcelRx represents and warrants to Tetraphase as follows:

(a)     that to the best of its knowledge as of the Effective Date, the manufacture, use, importation, offer for sale or sale of AcelRx Products to the Target Audience in the Field as contemplated hereunder does not infringe any Third Party intellectual property right in the Territory; and

(b)     that with respect to all regulatory filings to obtain Regulatory Approvals, the data and information in AcelRx’s submissions are and shall be free from fraud or material falsity, that the Regulatory Approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities, that the data and information in AcelRx’s submissions are and shall be accurate and reliable for purposes of supporting approval of the submissions, and that the Regulatory Approvals shall have been obtained without illegal or unethical behavior of any kind.

7.3     Tetraphase Representations and Warranties. Tetraphase represents and warrants to AcelRx as follows:

(a)     that to the best of its knowledge as of the Effective Date, the manufacture, use, importation, offer for sale or sale of Tetraphase Products to the Target Audience in the Field as contemplated hereunder does not infringe any Third Party intellectual property right in the Territory; and

(b)     that with respect to all regulatory filings to obtain Regulatory Approvals, the data and information in Tetraphase’s submissions are and shall be free from fraud or material falsity, that the Regulatory Approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities, that the data and information in Tetraphase’s submissions are and shall be accurate and reliable for purposes of supporting approval of the submissions, and that the Regulatory Approvals shall have been obtained without illegal or unethical behavior of any kind.

7.4     Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

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7.5     Disclaimer of Warranties. THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

7.6     Non-Solicit. During the Co-Promotion Period and for one year thereafter, neither Party will either, directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of the other Party to terminate his, her or its relationship with the other Party in order to become an employee, consultant, or independent contractor to or for such Party or any of its Affiliates. Notwithstanding the foregoing, from and after the time a Party undergoes a Change of Control, the Non-Change of Control Party shall cease to have any obligation under this Section 7.6.

8.	Ownership Of Intellectual Property And Patent Rights.

8.1     Intellectual Property. As between the Parties, AcelRx shall solely own all right, title and interest in AcelRx Products, AcelRx Patents, AcelRx Trademarks, AcelRx Product Labeling and Promotional Materials. As between the Parties, Tetraphase shall solely own all right, title and interest in Tetraphase Products, Tetraphase Patents, Tetraphase Trademarks, Tetraphase Product Labeling and Promotional Materials.

8.2     Patent Prosecution. As between the Parties, AcelRx shall have the sole right, but not the obligation, to file applications for, prosecute and maintain the AcelRx Patents. AcelRx shall not be obligated to disclose to Tetraphase any prosecution information relating to the AcelRx Patents. As between the Parties, Tetraphase shall have the sole right, but not the obligation, to file applications for, prosecute and maintain the Tetraphase Patents. Tetraphase shall not be obligated to disclose to AcelRx any prosecution information relating to the Tetraphase Patents.

8.3     Enforcement Rights.

(a)     Notification of Infringement. If Tetraphase learns of any misappropriation of any AcelRx Products, AcelRx Patents, AcelRx Trademarks or Information (the “AcelRx Product Rights”), or any infringement or threatened infringement by a Third Party of the AcelRx Patents in the Territory, Tetraphase shall promptly notify AcelRx and shall provide AcelRx with all available evidence of such misappropriation or infringement. If AcelRx learns of any misappropriation of any Tetraphase Products, Tetraphase Patents, Tetraphase Trademarks or Information (the “Tetraphase Product Rights”), or any infringement or threatened infringement by a Third Party of the Tetraphase Patents in the Territory, AcelRx shall promptly notify Tetraphase and shall provide Tetraphase with all available evidence of such misappropriation or infringement.

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(b)     Enforcement of Patents and Product Rights in the Territory. As between the Parties, AcelRx shall have the sole right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any AcelRx Patents or any misappropriation of the AcelRx Product Rights in the Territory, by counsel of its own choice. Tetraphase shall cooperate with AcelRx, at AcelRx’s expense, in any such action or proceeding brought by AcelRx against a Third Party. Any amounts recovered by AcelRx pursuant to this subsection (b) shall belong exclusively to AcelRx. As between the Parties, Tetraphase shall have the sole right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any Tetraphase Patents or any misappropriation of the Tetraphase Product Rights in the Territory, by counsel of its own choice. AcelRx shall cooperate with Tetraphase, at Tetraphase’s expense, in any such action or proceeding brought by Tetraphase against a Third Party. Any amounts recovered by Tetraphase pursuant to this subsection (b) shall belong exclusively to Tetraphase.

9.	Indemnification; Insurance

9.1     Indemnification by AcelRx. Except as set forth in Section 9.2 hereof, and except to the extent caused by Tetraphase’s or its Affiliates’ grossly negligent, reckless or willful acts or omissions, AcelRx shall indemnify, defend and hold Tetraphase and its Affiliates and their directors, officers, employees and agents harmless from and against any liabilities, damages, costs or expenses, including reasonable attorneys’ fees (collectively, “Liabilities”), which arise from any claim, lawsuit or other action by a Third Party (a) caused by the manufacture, use or sale of AcelRx Products in the Territory during the Co-Promotion Period; (b) that are attributable to statements or representations by AcelRx, its employees, or its agents regarding the AcelRx Product; (c) that arise from AcelRx’s breach of any of its representations, warranties or covenants under this Agreement; (d) that are attributable to statements or representations by Tetraphase, its employees, or its agents regarding the AcelRx Product, that are consistent with, or in accordance with, the AcelRx Product Labeling or AcelRx Promotional Materials; (e) that, in the case of any trademark infringement claim, lawsuit or other action, result solely from Tetraphase’s proper use of AcelRx Trademarks in accordance with the terms of this Agreement; or (f) claiming that the manufacture, use or sale of AcelRx Products infringes the patent, copyright or other intellectual property right of such party.

9.2     Indemnification by Tetraphase. Except as set forth in Section 9.1 hereof, and except to the extent caused by AcelRx’s, or its Affiliates’ or Third Party sublicensees’ grossly negligent, reckless or willful acts or omissions, Tetraphase shall indemnify, defend and hold AcelRx and its directors, officers, employees, agents and Affiliates harmless from and against any Liabilities, which arise from any claim, lawsuit or other action by a Third Party (a) caused by the manufacture, use or sale of Tetraphase Products in the Territory during the Co-Promotion Period; (b) that are attributable to statements or representations by Tetraphase, its employees, or its agents regarding the Tetraphase Product; (c) that arise from Tetraphase’s breach of any of its representations, warranties or covenants under this Agreement; (d) that are attributable to statements or representations by AcelRx, its employees, or its agents regarding the Tetraphase Product, that are consistent with, or in accordance with, the Tetraphase Product Labeling or Tetraphase Promotional Materials; (e) that, in the case of any trademark infringement claim, lawsuit or other action, result solely from AcelRx’s proper use of Tetraphase Trademarks in accordance with the terms of this Agreement; or (f) claiming that the manufacture, use or sale of Tetraphase Products infringes the patent, copyright or other intellectual property right of such party

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9.3     Insurance. Each Party, at its own expense, shall maintain comprehensive general/product liability insurance with a minimum limit of liability per claim of US$10,000,000 and shall provide the other Party, at its request, with a certificate of such insurance naming the other Party as an additional insured. Each Party’s insurance policy shall require at least thirty (30) days’ notice to the other Party prior to cancellation or material change in the policy. Such notices of cancellation or material change shall be given in accordance with Section 11.7 hereof.

9.4     LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 9.4 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 10 OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 9 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

10.	Confidentiality

10.1     Confidential Information. The Parties hereto recognize that technical, scientific and other data and information relating to Products, as well as information relating to a Party’s technology, know-how, processes, patent applications, trade secrets, inventions, ideas, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, regulatory, marketing, servicing, financing or personnel matters, present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form (hereinafter referred to collectively as “Information”), disclosed by one Party or its Affiliates to the other or its Affiliates hereunder, is of considerable value to the disclosing Party and is to be considered highly confidential. For the purposes hereof, “Confidential Information” shall hereinafter collectively mean that Information received by a receiving Party from a disclosing Party. The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties and the Marketing Plan relating to each Party’s Product will be considered the Confidential Information of the applicable Party. References to the receiving Party in this Article 10 refer to Tetraphase and its Affiliates, if any, on the one hand, and AcelRx and its Affiliates, on the other hand, as the case may be.

Tetraphase and AcelRx will, through the JMSC, mutually agree on the Information which is to be presented to the Target Audience relating to the detailing of Products. This Information is not considered to be Confidential Information. Each Party will limit the dissemination of Confidential Information throughout its organization to those with a need to know.

The amount of a Party’s Confidential Information to be disclosed to the other Party hereunder shall be completely within the discretion of the disclosing Party. To the extent practical, Confidential Information shall be disclosed in tangible form and marked as “Confidential.” Information disclosed in an intangible form, such as orally or by visual inspection, shall not be considered Confidential Information unless the disclosing Party confirms in writing the fact and general nature of the disclosure within one (1) month after it is made.

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Notwithstanding anything in this Agreement to the contrary, neither Party shall at any time provide the other Party with any technical information or data, including but not limited to, technical information relating to its Products, including but not limited to, information and data relating to formulation, and analytical methods, unless such technical information is already in the public domain.

10.2     Obligation to Maintain Confidentiality of Information. Each Party hereby covenants not to use Confidential Information of the other Party received by it or its Affiliates, or any part thereof, except in accordance with this Agreement. In addition, each receiving Party shall keep all Confidential Information of the other Party received by it or its Affiliates in complete confidence and shall not disclose or make such Confidential Information, or any part thereof, available to Third Parties except:

(a)     In the case of the Product Party, for the purpose of obtaining and maintaining any necessary Regulatory Approvals for the sale of its Products under this Agreement in the Territory;

(b)     To the extent that the disclosing Party may agree in writing, such agreement shall be obtained prior to such disclosure by receiving Party;

(c)     To the extent that such Confidential Information can be demonstrated by written records to be known to the receiving Party or its Affiliates at the time or receipt thereof from the disclosing Party;

(d)     To the extent that such Confidential Information is or may become a matter of public knowledge by virtue of the action of a party other than the receiving Party or its Affiliates; or

(e)     To the extent such Information is independently developed by the receiving Party or its Affiliates without reference to or reliance upon the disclosing Party’s Confidential Information.

10.3     Information Disclosed Prior to Effective Date. All Information disclosed prior to the Effective Date shall be subject to the confidentiality and non-use provisions set forth in that certain Confidentiality Agreement dated July 29, 2019 between the Parties, as amended on January 23, 2020.

10.4     Survival of Obligation. Obligations under this Article 10 shall be in force during the term of this Agreement and any extension thereof and shall survive expiration or termination (as the case may be) of this Agreement for a period of five (5) years.

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11.	General Provisions

11.1     Integration/Modification. This Agreement by and between the Parties hereto, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. The Schedules referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to AcelRx Products, AcelRx Patents, AcelRx Trademarks, AcelRx Product Labeling or AcelRx Promotional Materials, Tetraphase Products, Tetraphase Patents, Tetraphase Trademarks, Tetraphase Product Labeling or Tetraphase Promotional Materials are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

11.2     Relationship Between the Parties. The Parties have no ownership interest in the other and their relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

11.3     Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.

11.4     Assignment. This Agreement is binding upon and inures to the benefit of the Parties to it, and to their permitted successors and assigns. No Party may assign or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement except to an Affiliate. If a Party assigns this Agreement to an Affiliate, such Party will also promptly inform the other Party and guarantee the performance by its Affiliate of all of such Party’s obligations under the Agreement. Notwithstanding the foregoing to the contrary, either Party may, with notice, but without consent and at its sole discretion, assign any or all of its rights and obligations under this Agreement to a Third Party in connection with the sale, transfer or other disposition of the part of its business to which this Agreement relates or other Change of Control of such Party. Any such permitted assignment shall only be effective upon the written agreement of the Affiliate or Third Party to be bound by the terms of this Agreement, including Section 6.10.

11.5     No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

11.6     Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

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11.7     Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier or by facsimile or email confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt (or, in the case of facsimile or email, the date confirmation of receipt is sent); (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Tetraphase, notices must be addressed to:

Tetraphase Pharmaceuticals, Inc.

480 Arsenal Way, Suite 100

Watertown, Massachusetts 02472

Attention: President

Telephone: 617-600-7486

With a copy to:

Tetraphase Pharmaceuticals, Inc.

480 Arsenal Way, Suite 100

Watertown, Massachusetts 02472

Attention: General Counsel

Telephone: 617-231-7160

If to AcelRx, notices must be addressed to:

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, California 94063

Attention: Chief Financial Officer

Telephone: (650) 216-3500

With a copy to:

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, California 94063

Attention: Legal Department

Telephone: (650) 216-3500

Email: contracts@acelrx.com

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11.8     Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a Party extend beyond a three (3) month period, the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Sections 6.7, 6.8, and 6.9.

11.9     Governing Law. Notwithstanding its place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, irrespective of its laws regarding choice or conflict of laws.

11.10     Interpretation

(a)     Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b)     Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c)     Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d)     Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e)     Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

11.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

11.12     Further Assurances. Each Party to this Agreement shall, at its own expense, furnish, execute, and deliver all documents and take all actions as may reasonably be required to effect the terms and purposes of this Agreement.

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11.13     Public Disclosure. Except to the extent such disclosures are already in the public domain or are necessary, in the reasonable judgment of a Party, to comply with Applicable Law, no announcement, news release, public statement, publication, or presentation announcing for the first time the existence of this Agreement will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld (provided that each Party agrees to give the other Party reasonable advance notice of any such announcement, news release, public statement, publication, or presentation). Except to the extent such disclosures are already in the public domain or are necessary, in the reasonable judgment of a Party, to comply with Applicable Law, no announcement, news release, public statement, publication, or presentation relating to the terms of this Agreement will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement, so that such initial announcement or press release by each is made contemporaneously. In all disclosures described in this paragraph, the disclosing Party shall provide advance notice of such disclosure, and a copy of such disclosure, as soon as possible, and the other Party shall have the right to review and comment on such disclosure.

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In Witness Whereof, the Parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

AcelRx Pharmaceuticals, Inc.		Tetraphase Pharmaceuticals, Inc.

By:	/s/ Vincent J. Angotti	By:	/s/ Larry Edwards

Name:	Vincent J. Angotti	Name:	Larry Edwards

Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

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SCHEDULE A-1

SCHEDULE A-2

SCHEDULE B